Exhibit 99.1

Egalet Appoints Jeffrey M. Dayno, M.D. as Chief Medical Officer

Wayne, Penn. — July 28, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced the appointment of Jeffrey M. Dayno, M.D. as chief medical officer (CMO).  Dr. Dayno will be responsible for leading Egalet’s clinical development programs as well as overseeing the activities in regulatory affairs, pharmacovigilance and medical affairs. Dr. Dayno will begin July 31.

“We would like to welcome Jeff to our management team at this critical time as we move our lead abuse-deterrent product candidate Egalet-001 through the final phase of development and plan to file an NDA in the fourth quarter,” said Bob Radie, president and CEO.  “Jeff’s deep global pharmaceutical and medical affairs experience in the neurology and pain areas will be invaluable as we advance our product candidates, develop our medical affairs/education strategies and evolve our commercial organization. We also would like to thank Roland Gerritsen van der Hoop M.D., Ph.D., our acting CMO, for his guidance over the past few years as he transitions to become an advisor to Egalet”.

Dr. Dayno spent ten years in clinical and academic medicine before moving into the pharmaceutical industry.  He most recently served as vice president, global medical affairs, at ViroPharma, a pharmaceutical company which was bought by Shire in 2014, where he was a member of several senior R&D leadership teams. Prior to joining ViroPharma, Dr. Dayno held the position of chief medical officer for Labopharm, Inc., a Canadian biotechnology company, where he oversaw all of the R&D activities and gained valuable experience working in the area of abuse-deterrent opioid product development.  Before Labopharm he was the vice president, medical services, at Cephalon where he directed Cephalon’s Phase 3B/4 clinical development programs. Dr. Dayno started his career in pharma at Merck & Co., Inc. where he spent seven years in roles of increasing responsibility in the medical and scientific affairs division. In total he has 16 years of experience in pharmaceutical medicine during which time he oversaw and provided strategic guidance to clinical development programs, interacted with regulatory authorities around the world, built and led medical affairs departments and orchestrated the integration of these functions in support of commercial franchises.

As a former practicing neurologist, Dr. Dayno has clinical experience caring for chronic pain patients.  Dr. Dayno has held a number of clinical appointments, including clinical assistant professor of neurology, Jefferson Medical College and medical director of the Jefferson Health Systems Stroke Center Network. He has served as principal investigator on numerous clinical trials, has published and lectured extensively on various topics in the field of neurology, and has been a peer reviewer for several scientific journals.

“Given the need for abuse deterrent pain medications and the potential seen with Egalet’s lead abuse-deterrent product candidates, I am thrilled to be a part of the Egalet team.” said Dr. Dayno. “I look forward to working with the team to achieve the Company’s mission of helping to ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities.”

Dr. Dayno received his bachelor’s degree from Trinity College and his medical degree from Temple University.  He did his residency in neurology at Temple University Hospital, did a fellowship in stroke and cerebrovascular disorders at Henry Ford Hospital and was board certified in neurology.  Dr. Dayno is currently a member of the Board of Visitors of Temple University School of Medicine and was a former chairman of the Philadelphia Stroke Council.

About Egalet

Egalet’s mission is to help ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities from the burden of abuse. Prescription opioid abuse has reached epidemic levels in the United States, with 6.8 million current prescription drug abusers and drug abuse is now the leading cause of accidental death in the United States. With the majority of opioids abused in the United States originating from a prescription and most often coming from a friend or family, a safeguard against the unexpected is needed.  Egalet is committed to bringing peace of mind to the patients and physicians it serves by offering abuse-deterrent pain medications.  Using the proprietary Guardian™ Technology the Company has a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation.  The Guardian Technology is customized to resist specific routes of abuse that often occur with the underlying active pharmaceutical ingredient.  The Company’s lead program, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.  It was designed to resist common methods of abuse, including one of the most common routes for morphine via injection. With no abuse-deterrent formulations of morphine currently available, Egalet-001 which is in pivotal studies, if approved, could fill a significant unmet need in the marketplace. Egalet plans to file an NDA for this product candidate in the fourth quarter of 2014.  Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet-002 was designed to resist common methods of abuse, including crushing and snorting the most common route of abuse for oxycodone. Egalet plans to file an NDA for Egalet-002 in the first half of 2016.  Egalet entered into a collaboration with Shionogi in November of 2013, to develop abuse-deterrent hydrocodone based products. Egalet’s Guardian™ Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Egalet has a strong IP position of 58 granted patents and is continually enhancing its proprietary position.  Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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